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EXHIBIT 99.1

                                  PRESS RELEASE

February 28, 2001 - All Star Gas Corporation announced today that it has extended the period during which the Offer to Exchange and the Consent Solicitation (collectively, the "Offer") dated June 30, 2000 with respect to its 9% Subordinated Debentures due 2007 (the "Subordinated Notes") is open.

         The Offer expires at 5:00 p.m., Eastern Standard time, on March 30, 2001 (the "Expiration Date"). Through February 27, 2001, approximately $3,557,900 principal amount of the Subordinated Notes have been tendered and not withdrawn. Tenders of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date.

         This press release contains statements that are forward looking. These statements are not projections or assured results.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417- 532-3103.